UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)


                               (Amendment No. 5)1


                        VoiceStream Wireless Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock ($.001 par value)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    928615103
                     --------------------------------------
                                 (CUSIP Number)

                      LeRoy T. Carlson, Jr. (312) 630-1900
                      President and Chief Executive Officer
                        Telephone and Data Systems, Inc.
            30 N. LaSalle Street, Suite 4000, Chicago, Illinois 60602
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                February 8, 2001
          -------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                         (Continued on following pages)

                               (Page 1 of 6 Pages)

--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
                                       13D
---------------------------------------   --------------------------------------
CUSIP No. 928615103                                   Page    2   of    6  Pages
          ---------                                         -----    ------
---------------------------------------   --------------------------------------


------------- ------------------------------------------------------------------
              NAME OF REPORTING PERSONS
     1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              TDSI Corporation
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP*           (a)  |X|
                                                                        (b)  |_|
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS*
              00
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(D) OR 2(E)                                           |_|
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
------------- ------------------------------------------------------------------
------------------------------- ---------- -------------------------------------
          NUMBER OF                 7      SOLE VOTING POWER
            SHARES                         -0-
         BENEFICIALLY           ---------- -------------------------------------
           OWNED BY                 8      SHARED VOTING POWER
            EACH                           35,570,493 shares
          REPORTING             ---------- -------------------------------------
           PERSON                   9      SOLE DISPOSITIVE POWER
            WITH                           -0-
                                ---------- -------------------------------------
                                   10      SHARED DISPOSITIVE POWER
                                           35,570,493 shares
------------- ------------------------------------------------------------------
     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,570,493 shares
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                        |_|
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              15%
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
              CO
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
                                       13D
---------------------------------------   --------------------------------------
CUSIP No. 928615103                                   Page    3   of    6  Pages
          ---------                                         -----    ------
---------------------------------------   --------------------------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              Telephone and Data Systems, Inc.
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP*           (a)  |X|
                                                                        (b)  |_|
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS*
              00
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(D) OR 2(E)                                           |_|
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
------------- ------------------------------------------------------------------
------------------------------- ---------- -------------------------------------
          NUMBER OF                 7      SOLE VOTING POWER
            SHARES                         -0-
         BENEFICIALLY           ---------- -------------------------------------
           OWNED BY                 8      SHARED VOTING POWER
            EACH                           35,570,493 shares
          REPORTING             ---------- -------------------------------------
           PERSON                   9      SOLE DISPOSITIVE POWER
            WITH                           -0-
                                ---------- -------------------------------------
                                   10      SHARED DISPOSITIVE POWER
                                           35,570,493 shares
------------- ------------------------------------------------------------------
     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,570,493 shares
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                        |_|
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              15%
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
              HC, CO
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
                                       13D
---------------------------------------   --------------------------------------
CUSIP No. 928615103                                   Page    4   of    6  Pages
          ---------                                         -----    ------
---------------------------------------   --------------------------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              The Trustees of the Voting Trust under Agreement dated June 30,
              1989
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP*           (a)  |X|
                                                                        (b)  |_|
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS*
              00
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(D) OR 2(E)                                           |_|
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
------------- ------------------------------------------------------------------
------------------------------- ---------- -------------------------------------
          NUMBER OF                 7      SOLE VOTING POWER
            SHARES                         -0-
         BENEFICIALLY           ---------- -------------------------------------
           OWNED BY                 8      SHARED VOTING POWER
            EACH                           35,570,493 shares
          REPORTING             ---------- -------------------------------------
           PERSON                   9      SOLE DISPOSITIVE POWER
            WITH                           -0-
                                ---------- -------------------------------------
                                   10      SHARED DISPOSITIVE POWER
                                           35,570,493 shares
------------- ------------------------------------------------------------------
     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,570,493 shares
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                                                        |_|
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              15%
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*
              00
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
Issuer: VoiceStream Wireless Corporation
Page 5 of 6 Pages


         This Amendment No. 5 to Schedule 13D is being filed pursuant to Section 13(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act"), by TDSI Corporation, a Delaware corporation ("TDSI"), Telephone and Data Systems, Inc., a Delaware corporation ("TDS"), which owns all of the capital stock of TDSI, and by the trustees of the Voting Trust under Agreement dated June 30, 1989, as amended (the "TDS Voting Trust"). This Amendment No. 5 supplements and amends the Schedule 13D filed originally by TDS and the TDS Voting Trust, as previously amended by Amendments Nos. 1, 2, 3 and 4. Reference is made to such prior filings for additional information and exhibits.


Item 4.  Purpose of Transaction.

         On February 8, 2001, Issuer and Deutsche Telekom AG ("DT") and Bega, Inc. amended and restated the Agreement and Plan of Merger previously entered into between Issuer and DT on July 23, 2000. The amended Agreement and Plan of Merger on Annex A to Form S-4/A filed by Issuer on February 9, 2001, is incorporated by reference herein in its entirety.

         Also, on February 8, 2001, Issuer and Powertel, Inc. ("Powertel") amended the Agreement and Plan of Reorganization previously entered into between Issuer and Powertel on August 26, 2000. The amended Agreement and Plan of Reorganization on Annex C to Form S-4/A filed by Issuer on February 9, 2001, is incorporated by reference herein in its entirety.

         In a letter agreement dated February 8, 2001, TDSI acknowledged and agreed to the amended Agreement and Plan of Merger and the amended Agreement and Plan of Reorganization referenced above and agreed that the Stockholders Agreements and side letters previously filed as exhibits to this Schedule 13D, as amended, would apply to such agreements as amended.

Item 7.  Material to be Filed as Exhibits.

         99.1 Agreement and Plan of Merger dated July 23, 2000, amended February 9, 2001 (Incorporated herein by reference to Annex A to Form S-4/A of VoiceStream Wireless Corporation filed on February 9, 2001)

         99.2 Agreement and Plan of Reorganization dated August 26, 2000, amended February 9, 2001 (Incorporated herein by reference to Annex B to Form S-4/A of VoiceStream Wireless Corporation filed on February 9, 2001)

Schedule 13D
Issuer: VoiceStream Wireless Corporation
Page 6 of 6 Pages

                             JOINT FILING AGREEMENT

         The undersigned hereby agree and consent, pursuant to Rule 13d-1(f)(1), to the joint filing of all Schedules 13D and/or Schedules 13G (including any amendments thereto) on behalf of such parties with respect to the Issuer.


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 27, 2001.

                                TDSI CORPORATION

                                By: /s/ LeRoy T. Carlson, Jr.
                                    --------------------------------------------
                                    LeRoy T. Carlson, Jr.
                                    President and Chief Executive Officer


                                TELEPHONE AND DATA SYSTEMS, INC.

                                By: /s/ LeRoy T. Carlson, Jr.
                                    --------------------------------------------
                                    LeRoy T. Carlson, Jr.
                                    President and Chief Executive Officer


                                THE VOTING TRUST

                                By: /s/ LeRoy T. Carlson, Jr.
                                    --------------------------------------------
                                    LeRoy T. Carlson, Jr.
                                    As Trustee and Attorney-in-Fact for other
                                    Trustees*



                                *Pursuant to Joint Filing Agreement and Power of Attorney previously filed with the Securities and Exchange Commission and incorporated by reference herein.








                   Signature Page to Amendment to Schedule 13D
        relating to VoiceStream Wireless Corporation by TDSI Corporation,
      Telephone and Data Systems, Inc., and The Voting Trust, respectively.